Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2012 Long-Term Incentive Plan of ZaZa Energy Corporation and the Reoffer Prospectus pursuant to certain Restricted Stock Award Agreements of the following reports:

i)

Our report dated June 14, 2012, with respect to the balance sheet of ZaZa Energy Corporation included in  ZaZa Energy Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission,

ii)

Our report dated June 14, 2012,  with respect to the financial statements of ZaZa Energy, LLC included in  ZaZa Energy Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

Houston, Texas

December 20,  2012